UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2023

VWF Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56459	88-1256373
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

976 South Shannon Street, Van Wert, Ohio		45891
(Address of Principal Executive Offices)		(Zip Code)

(419) 238-9662

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
NA	NA	NONE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2023, VWF Bancorp, Inc. (the “Company”), the holding company for Van Wert Federal Savings Bank (the “Bank”), appointed Andrew D. Holy to serve as the Company’s Chief Risk Officer, effective immediately.  The Bank also appointed Mr. Holy to serve as the Bank’s Chief Risk Officer, effective immediately.

Mr. Holy, age 35, has been the Bank’s Vice President since March 2023. Prior to joining the Bank, he was Commercial Relationship Manager with First Merchants Corporation from July 2021 to March 2023, Director of Business Development with Titan Title Services, LLC from February 2019 to July 2021, Vice President, Commercial Sales and Acquisitions and Account Executive with Simplx Security from December 2015 to February 2019, Assistant Vice President, Commercial Banking with First Financial Bank from December 2013 to September 2015, and held various roles with Tower Bank and Trust Company from June 2010 to December 2013. Mr. Holy received a Bachelor of Arts in Economics from DePauw University and an MBA Business Administration and Management, General from Indiana University-Purdue University Fort Wayne.

Mr. Holy will initially receive an annual base salary of $130,000.  In addition to receiving a base salary, Mr. Holy is eligible to participate in any incentive pay programs and benefit plans available on a companywide basis.

The Bank has entered into a change in control agreement with Mr. Holy. The change in control agreement has an initial term of two years. At least 30 days before the anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of Mr. Holy and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify him before the applicable anniversary date and the term of the agreement will expire at the end of the then current term. If a change in control occurs during the term of the change in control agreement, the term of the change in control agreement will automatically renew for two years from the effective date of the change in control.

If Mr. Holy’s employment involuntary terminates for reasons other than cause, or in the event of his resignation for good reason, during the term of the change in control agreement, he will receive a severance payment, paid in a single lump sum, equal to two times his base salary in effect as of the date of termination or immediately before the change in control, whichever is higher.

For purposes of the change in control agreement, “good reason” is defined as (i) a reduction in his salary, (ii) a material reduction in his authority, duties, or responsibilities, (iii) the Bank requires him to relocate to any office or location resulting in an increase in his daily commute of thirty-five (35) miles or more, or (iv) a material breach of the change in control agreement by the Bank.

Item 9.01. Financial Statements and Exhibits

(d )Exhibits.

The following exhibit is filed with this report:

Exhibit NumberDescription

10.1	Change in Control Agreement with Andrew D. Holy.

104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

VWF BANCORP, INC.

/s/ Michael D. Cahill

Date: August 1, 2023By:Michael D. Cahill

Title:President and Chief Executive Officer